Inland Real Estate Corporation
Long-Term Incentive Program (2014-2016)
The purpose of this 2014-2016 Long-Term Incentive Program (the “Program”) of Inland Real Estate Corporation (the “Company”) is to focus the Company’s management on the achievement of the long-term performance goals of the Company and to provide for the grant of equity compensation awards pursuant to the 2014 Inland Real Estate Corporation Equity Award Plan (as amended and/or restated, or its successor, the “Equity Plan”), to retain and incentivize the Company’s management. The Program is a sub-program under the Equity Plan, subject to shareholder approval of the Equity Plan.

I.	Administration
The Program shall be administered by the Compensation Committee (the “Committee”) of the board of directors of the Company. The Committee shall have exclusive authority to interpret, construe and administer the Program, including, but not limited to, the right to remedy or resolve possible ambiguities, inconsistences or omissions, by general rule or particular decisions. The Committee shall approve all awards made under the Program. All findings of fact, decisions, determinations and interpretations of the Committee as to all matters relating to, or arising under, the Program shall be final, binding and conclusive on any eligible employee of the Company.

II.	Eligibility
Eligibility in the Program is limited to senior executives of the Company designated by the Committee to participate in the Program (“Participants”). The Participants and their aggregate annual award opportunities (expressed in US Dollars) under the Program (the “Aggregate Award Opportunity”) for each of the 2014, 2015 and 2016 individual annual Performance Periods (as defined below) are set forth in the table below.

Aggregate Annual Award Opportunities
Participant (Title)	Target	Maximum
Mark Zalatoris (President & Chief Executive Officer)	$400,000	$600,000
Brett Brown (EVP, Chief Financial Officer & Treasurer)	$200,000	$300,000
D. Scott Carr (EVP, Chief Investment Officer)	$200,000	$300,000
Beth Sprecher Brooks (SVP, General Counsel & Secretary)	$100,000	$150,000
William Anderson (SVP, Transactions)	$100,000	$150,000
XXXXXXXXXXXX	XXXXX	XXXXX
XXXXXXXXXXXX	XXXXX	XXXXX

III.	Performance Metrics and Goals
Each of the metrics for all of the Performance Periods of the 2014-2016 Program shall be based on total shareholder return (TSR), as defined below. For purposes of this Program, the term “Performance Period” shall mean each of fiscal years 2014, 2015 and 2016 individually or the full three year period including each of the fiscal years 2014, 2015 and 2016, as applicable.
For purposes of the Program, “TSR” for any period shall mean the sum of (1) the change in the applicable company’s common stock price during the applicable period (as expressed as a percentage), plus (2) the dividend yield paid during such applicable period (as expressed as a percentage by dividing dividends paid during the applicable period by such company’s common stock price at the beginning of the applicable period).
Fifty percent (50%) of the Aggregate Award Opportunity under the Program for each of the 2014-2016 individual Performance Periods shall be based on Absolute TSR and the other fifty percent (50%) of the Aggregate Award Opportunity under the Program for 2014-2016 shall be based on Relative TSR, in each case, as defined and described below.
Notwithstanding anything elsewhere in this Program, no Participant will be entitled to an award if the Company’s TSR for the applicable Performance Period is negative.
The Committee may, in its sole discretion, modify or adjust the performance metrics and their weightings as determined by the Committee in good faith in the event of any extraordinary, unusual, nonrecurring or similar events during the course of the Program (including, without limitation, a sale, acquisition or disposition, merger, consolidation, spin-off, combination, recapitalization, reorganization, or other similar transactions or events) or any change in applicable laws, regulations or accounting principles or standards impacting the applicable company and/or business unit results.

A.	Absolute TSR
With respect to the Absolute TSR portion of the Aggregate Award Opportunity, performance will be based on the Company’s TSR for each of the individual twelve-month Performance Periods ending December 31, 2014, 2015 and 2016 (“Absolute TSR”).
The target level of Absolute TSR for each such Performance Period will be 11% and the high level of Absolute TSR for each such Performance Period will be 14%.

B.	Relative TSR
With respect to the Relative TSR portion of the Aggregate Award Opportunity, performance will be based on the Company’s TSR relative to that of the specified REITs listed below (the “Retail REIT Peer Group”) for the full three-year Performance Period ending December, 31, 2016 (“Relative TSR”).

Retail REIT Peer Group
RPT Ramco Gershenson	KIM Kimco
CDR Cedar Realty Trust	AKR Acadia Realty Trust
KRG Kite Realty	REG Regency Centers
ROIC Retail Opportunity Investments	DDR Developers Diversified
BFS Saul Centers	FRT Federal
RPAI Retail Properties of America	UBA Urstadt Biddle
EQY Equity One	EXL Excel Trust
WRI Weingarten Realty Investors

The target level of Relative TSR performance for the full three-year Performance Period ending December, 31, 2016 will be deemed to have been met if the Company’s Relative TSR for such three-year Performance Period is not less than the median Relative TSR for the Retail REIT Peer Group and the high level of Relative TSR performance for such full three-year Performance Period will be deemed to have been achieved if the Company’s Relative TSR for such three-year Performance Period is not less than 130% of the median Relative TSR for the Retail REIT Peer Group.

IV.	Determination of the Achievement of Company TSR Performance Goals
As soon as practicable following the end of each of the individual twelve-month Performance Periods ending December 31, 2014, 2015 and 2016 during the Program, the Committee, in its sole discretion, shall determine whether and to what extent the Absolute TSR performance goal has been attained and determine and certify the award, if any, to which each Participant is entitled under the Program for such Performance Period.
As soon as practicable following the end of the three-year Performance Period ending December 31, 2016 during the Program, the Committee, in its sole discretion, shall also determine whether and to what extent the Relative TSR performance goal has been attained and determine and certify the award, if any, to which each Participant is entitled under the Program for such Performance Period.
In the event of actual performance below the target level, awards under the 2014-2016 Program attributable to Absolute TSR and/or Relative TSR, as the case may be will be made only in the sole discretion of the Committee.

A.	Absolute TSR Awards
Based on the level of TSR for each individual Performance Period, a Participant shall be granted a number of shares of restricted stock equal to the quotient of (A) the product of (i) one-half (1/2) and (ii) the Aggregate Award Opportunity for the Participant that corresponds to the actual level of achievement (i.e., target or high) of the Absolute TSR goals for such individual Performance Period (the “Annual Absolute TSR Award”), divided by (B) the average of the high and low prices of a share of Common Stock on the date of grant.

B.	Relative TSR Awards
Based on the Company’s Relative TSR for the full three-year Performance Period, a Participant shall be granted a number of shares of restricted stock equal to the quotient of (A) the product of (i) one-half (1/2) and (ii) the Aggregate Award Opportunity for the Participant that corresponds to the actual level of achievement (target or high) of the Relative TSR goals during the Program, divided by (B) the average of the high and low prices of a share of Common Stock on the date of grant.

V.	Grant and Vesting of Restricted Stock Awards
Awards shall be granted in shares of restricted stock in accordance with, pursuant to and subject to the terms and conditions of the Equity Plan and pursuant to a written restricted stock award agreement.
Except as otherwise provided in a Participant’s award agreement or employment agreement, the Participant must have been employed by the Company as of the end of the applicable Performance Period in order to receive any grant of an Award under the Program for that Performance Period (or those Performance Periods, as applicable).
With respect to Absolute TSR performance metrics under the Program, restricted stock awards shall be granted no later than March 31 of the year following the applicable fiscal end for each Performance Period based the level of Absolute TSR performance was determined by the Committee. Except as otherwise provided in a Participant’s award agreement or employment agreement, Awards of restricted stock granted under the Program based on Absolute TSR will vest over a period of three (3) years in equal installments of one-third (1/3rd) of the shares subject to the Award on each of the first three anniversaries of the date of grant, in each case, subject to the Participant’s continued employment through the applicable vesting date.
With respect to Relative TSR performance metrics under the Program, restricted stock awards shall be granted no later than March 31 of the year following the applicable fiscal end for each Performance Period based the level of Relative TSR performance was determined by the Committee. Except as otherwise provided in a Participant’s award agreement or employment agreement, Awards of restricted stock granted under the Program based on Relative TSR will vest in installments as follows: one-third (1/3rd) of the shares subject to the Award shall be vested on the date of grant, and an additional one-third (1/3rd) of the shares subject to the Award shall become vested on each of December 31, 2017 and December 31, 2018, in each case, subject to the Participant’s continued employment through the applicable vesting date.
Notwithstanding the foregoing, except as otherwise provided in the Participant’s employment agreement or award agreement, all outstanding Awards under the Program shall be fully and completely vested upon a Change in Control (subject to the Participant’s continued employment through the closing of the Change in Control) or termination of the Participant’s employment due to his or her death or Disability, by the Company without Cause or by the Participant for Good Reason. For these purposes, the terms “Change in Control,” “Disability, “Cause” and “Good Reason” shall have the meanings given to such terms in the Participant’s employment agreement or, if not defined therein, the Participant’s award agreement or, if not defined therein, the Equity Plan.

VI.	Miscellaneous
The Program is (and Awards granted hereunder are) subject to all of the provisions of the Equity Plan, together with all of the rules and determinations from time to time issued by the Committee and by the Board pursuant to the Equity Plan; provided, however, that in the event of a conflict between any provision of the Equity Plan and the Program, the provisions of the Program shall control but only to the extent such conflict is permitted under the Equity Plan.
Notwithstanding any provision of the Program to the contrary, it is intended that the provisions of the Program comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of the Program shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Any adjustments made pursuant to this Program shall be determined in a manner consistent with Section 409A of the Code to the extent so required.